Exhibit 4.9

GOOGLE SEARCH AND ADVERTISING SERVICES AGREEMENT

[****] ADDENDUM

This Google Search and Advertising Services Agreement [****] Addendum (the “Addendum”), by and between Google Ireland Limited (“Google”) and the entity executing this Addendum (“Company”), is effective the first day of the month in which the last party signs (“Addendum Effective Date”), and amends the Google Search and Advertising Services Agreement and Google Search and Advertising Services Agreement Order Form by and between Google and Company relating to the AFS service (as amended from time to time, the “Agreement”). Capitalized terms not defined in this Addendum have the meanings given to those terms in the Agreement. If there is any conflict between this Addendum and the Agreement, the Agreement is amended and this Addendum will control.

A. Google Inc. and [****] (“[****]” or “[****]”) are parties to an agreement (the “[****] Agreement”) that provides, subject to certain limitations set forth in the [****] Agreement, for [****] to [****] AFS Ads under its [****] program on domains and applications requested in writing by Google (the “[****]”).

B. Google and Company would like to include certain of the sites and applications approved for AFS (if any) covered by the Agreement (“Covered Properties”) on the [****].

The parties agree as follows:

1. Covered Properties. As of the Addendum Effective date, the Covered Properties shall be limited to (i) search.avg.com; and (ii) isearch.avg.com. The parties may agree in writing (including by email) to designate additional applications or sites as “Covered Property/ies”.

2. Term of Addendum. The term of this Addendum is from the Addendum Effective Date until the earliest to occur of the following: (a) termination of this Addendum, (b) expiration or termination of the Agreement, or (c) expiration or termination of the [****] Agreement.

2. [****]. Google will update the [****] to add the Covered Properties. During the 30 days following such update (the “Evaluation Period”), Company may terminate this Addendum upon Google’s receipt of written notice from Company.

3. Increase in AFS Deduction Percentage. Effective on the first day of the first calendar month after the Evaluation Period, the deduction percentage applicable to the AFS service, as specified in the definition of “Net AdSense Revenues” in the Agreement, will be increased by [****] to [****] percent ([****]%) for the remainder of the term of this Addendum.

4. Third Party Agreements. Company agrees that it will not [****].

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Google Confidential

Google Ireland Limited - [****] v1.0 English law English language

Execution version

5. No Guarantee. Company understands that inclusion of the Covered Properties on the [****] does not guarantee that all AFS Ads on the Covered Properties will be [****] (e.g., users can opt-out of the [****] program or firewalls could prevent a given browser from syncing with the updated [****]). However, if the majority of the AFS Ads on the Covered Properties become [****] for more than 10 consecutive days while the Covered Properties remain on the [****], or if Google removes any Covered Properties from the [****], then Company may terminate this Addendum upon Google’s receipt of written notice from Company.

6. Miscellaneous. The parties may execute this Addendum in counterparts, including facsimile, PDF, or other electronic copies, which taken together will constitute one instrument. Except as expressly modified herein, the terms of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum by persons duly authorized.

Google		Company: AVG Netherlands B.V. (as successor in interest to AVG Technologies CY Limited)

By:	Claire Twomey For Graham Law (Board Director)	By:	Martin Wheatcroft
Print Name: Claire Twomey For Graham Law (Board Director)		Print Name: Martin Wheatcroft
Title: Board Director		Title: Managing Director
Date: 2013.10.18 10:06:22 +01’00’		Date: 2013/9/30

Confidential treatment has been requested for redacted portions of this exhibit. This copy omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been provided separately to the Securities and Exchange Commission.

Google Confidential

Google Ireland Limited - [****] Addendum v1.0 English law English language